Exhibit 10.1

GENERAL RELEASE, SEPARATION AND SETTLEMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made this 19th day of August, 2009 (the “Effective Date”) by and between Tim Sullivan (“Employee”) and Internap Network Services Corporation (“INTERNAP”), and arises out of the termination of Employee’s employment.

WHEREAS, INTERNAP has determined that it is in the best interests of INTERNAP to end Employee’s employment as set forth herein; and

WHEREAS, Employee and INTERNAP agree that Employee’s employment with INTERNAP is terminated effective July 31, 2009 (“Termination Date”);

NOW, THEREFORE, for and in consideration of the foregoing, the mutual promises and covenants set forth herein, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Employee and INTERNAP, intending to be legally bound, agree as follows:

1.             The foregoing recitals are hereby made a part of this Agreement and are incorporated herein by reference.

2.             (a)           Employee’s employment with INTERNAP will be terminated effective on the Termination Date.

(b)           Employee acknowledges and agrees that with payment of normal payroll through the Termination Date, he will have received all compensation (whether as deferred compensation, bonuses, or otherwise), employment benefits (including, but not limited to, health insurance, dental insurance, life insurance, disability insurance, 403(b) contributions, and profit-sharing payments), vacation pay, sick pay, other paid leave, and any other alleged obligations relating to Employee’s employment with INTERNAP through the Termination Date.

(c)           As consideration for Employee’s service to INTERNAP and for the promises made by Employee in this Agreement, INTERNAP agrees to pay to Employee the sum of Two Hundred Seventy-Five Thousand Dollars ($275,000.00).  The parties agree that this payment will be made to Employee in twelve (12) equal monthly installments of Twenty-Two Thousand Nine Hundred Sixteen Dollars and sixty-six cents ($22,916.66) less all lawful withholdings, beginning on the first regular payroll date following the expiration of the seven (7) day revocation period set forth in Paragraph 5(b) of this Agreement, provided that Employee does not revoke the Agreement within that time period.  Additionally, Employee may elect to continue at his expense, health insurance coverage under INTERNAP’s healthcare coverage plan commencing on the Termination Date and continuing thereafter for a period of eighteen (18) months, pursuant to Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).  Employee shall remit to INTERNAP payment in full for such health insurance coverage on a monthly basis, in advance.  Employee may, at his written election, convert any life insurance coverage obtained through INTERNAP to an individual plan in accordance with the terms of such coverage.

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(d)           Employee understands and agrees that the payments and covenants by INTERNAP referenced in Paragraph 2 are in consideration for his promises in this Agreement and that he otherwise is not entitled to this or any other payment for any reason on account of his separation from employment with INTERNAP.  The parties further understand and agree that the payment and promises referenced in Paragraph 2 shall fully and completely extinguish all obligations of INTERNAP to Employee, including, but not limited to, severance pay, compensation (whether as deferred compensation, bonuses, or otherwise), the provision of any employment benefits (including, but not limited to, health insurance, dental insurance, life insurance, disability insurance, 403(b) contributions, and profit-sharing payments), vacation pay, sick pay, or any other alleged obligations relating to Employee’s employment with INTERNAP whether such amounts are claimed under contract, INTERNAP’s Employment Security Plan or otherwise.

(e)           Employee agrees that all unvested INTERNAP equity shall expire on the Termination Date.

3.             Employee acknowledges INTERNAP is relying on Employee’s compliance with the terms of the Covenants Agreement attached hereto as Schedule A.

4.             (a)            In consideration of the foregoing payments and covenants, Employee, for himself and for his heirs, legal representatives, and assigns, hereby unconditionally and absolutely releases, remises, acquits and forever discharges INTERNAP and its heirs, executors, administrators, legal and personal representatives; former and/or current owners, partners, officers, directors, employees, residents, shareholders, managers, agents, attorneys, predecessors, successors, assigns, trustees, purchasers, principals, and privies; past, present, and future parent, subsidiary, and affiliated companies (both direct and indirect), divisions, related trade names, and affiliated entities of any kind; insurers; and any person or entity who may be jointly liable with INTERNAP or any of the aforesaid persons or entities (hereinafter referred to as the “INTERNAP Releasees”) from any and all claims, charges, suits, personal remedies, debts, dues, demands, grievances, sums of money, rights, damages, liabilities, proceedings, actions, and causes of action of any kind, nature, or character (whether known or unknown, whether suspected or unsuspected, and whether at law, in equity, or otherwise), which relate to and/or arise out of any fact or event whatsoever from the beginning of time to and including the Effective Date of this Agreement.  The foregoing release includes, but is not limited to, those rights and personal remedies arising under:  (a) Title VII of the Civil Rights Act of 1964, as amended; (b) the Civil Rights Act of 1991; (c) 42 U.S.C. § 1981; (d) the Age Discrimination in Employment Act; (e) the Fair Labor Standards Act; (f) the Americans with Disabilities Act of 1990, as amended; (g) the Rehabilitation Act of 1973, as amended; (h) any federal, state, or local handicap, disability, or discrimination related act, regulation, ordinance, statute, or executive order; and (i) any ordinance or statute promulgated by any city, county, municipality, or other state subdivision.  Furthermore, this release also includes, but is not limited to, the following:  (1) claims for retaliatory or wrongful discharge of any kind; (2) claims for unpaid or withheld wages, severance pay, benefits, bonuses, and/or other compensation or benefits of any kind; (3) claims for intentional or negligent infliction of emotional or mental distress or for outrageous conduct; (4) claims for breach of duty, libel, slander, or tortious conduct of any kind; (5) claims for interference with business relationships, contractual relationships, or employment relationships of any kind; (6) claims for breach of an implied covenant of good faith and fair dealing; (7) claims for interference with and/or breach of contract (whether express or implied, in fact or in law, oral or written); (8) claims for attorneys’ fees, costs, or expenses; (9) claims for personal remedies from alleged discrimination of any kind; (10) claims based upon the creation, maintenance, or subjection to a hostile or offensive work environment; (11) claims for constructive discharge; (12) claims for personal remedies from claims of retaliation; and/or (13) any and all claims which Employee ever had or has arising as a result of or connected in any way with his employment with and/or his subsequent separation from employment with INTERNAP.  Employee agrees never to file a lawsuit to seek damages or other personal relief from INTERNAP based upon the claims being released under this Agreement.

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(b)           Employee agrees never to file a lawsuit, claim, or cause of action seeking damages, reinstatement, attorney fees or other personal relief against INTERNAP and/or the INTERNAP Releasees based on the claims being released by his in this Agreement.  Notwithstanding this waiver of remedies, above, nothing in this Agreement shall be construed to prohibit Employee from (1) filing a charge with the Equal Employment Opportunity Commission or (2) participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, or (3) filing any charge or claim – including Worker’s Compensation claims – not waiveable by law.

5.            Employee knowingly relinquishes, waives and forever releases any and all claims or personal remedies arising under the Age Discrimination in Employment Act, 29 U.S.C.§ 621, et seq., related in any manner to his employment with INTERNAP or his separation from such employment.  In making this release:

(a)           Employee acknowledges that he has forty-five (45) days to review this Agreement prior to signing it.  To the extent that Employee has decided to execute this Agreement prior to the expiration of the forty-five (45) day period, he acknowledges that he has voluntarily executed the Election attached to this Agreement as Exhibit 1.

(b)           Employee understands that he has a period of seven (7) days after signing this Agreement to revoke it and not receive the monetary payments provided to his under the terms of this Agreement.

(c)           Employee further understands that this Paragraph 5, pertaining specifically to claims or rights arising under the Age Discrimination in Employment Act, does not cover any rights, claims, or remedies, if any, that may arise after the date on which this Agreement is executed, and does not affect his right to challenge the validity of this release under the law.

(d)           Employee acknowledges and agrees that the payments and other consideration made by INTERNAP under Paragraph 2 of this Agreement are in addition to anything of value to which Employee is already entitled.

6.            (a)           Employee agrees to fully cooperate with reasonable requests by INTERNAP regarding any and all matters associated with any investigations, claims or litigation involving INTERNAP about which the Employee has knowledge or the ability to assist INTERNAP in its defense of such investigations, claims or litigation.  Employee’s cooperation in such matters will include answering questions by INTERNAP regarding the subject of any such investigations, claims, or litigation, voluntarily participating in depositions, providing affidavits and testimony if necessary, and assisting INTERNAP in responding to data or discovery requests.  Employee agrees that any participation in the above-referenced matters will be truthful and factual.  Employee will be compensated at the rate of $150 per hour for his time associated with his participation in the matters.  INTERNAP will reimburse Employee for all pre-approved reasonable out of pocket expenses incurred in providing such cooperation.

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(b)           Employee agrees that, except as may be required by law or compelled through valid legal process, he will refrain from cooperating with or assisting in any manner, directly or indirectly (including through counsel), any other person or entity, including but not limited to counsel for the plaintiffs in the securities litigation or their representatives, in the pursuit of any claims, rights, and/or demands whatsoever which any such person or entity may now or hereafter have against INTERNAP and/or any companies affiliated with INTERNAP, and/or their respective officers, directors, and employees in their capacity as such.

7.            This Agreement shall not in any way be construed as an acknowledgement or admission by INTERNAP that it has acted wrongfully with respect to Employee or to any other person or that Employee has any rights whatsoever against INTERNAP.  INTERNAP specifically disclaims any liability to or wrongful acts against Employee or any other person.

8.            From and after the Effective Date of this Agreement, Employee will not provide any disparaging information about INTERNAP or any of its current or former parties, officers, directors, agents, employees, or representatives to any person or entity who is not a party to this Agreement nor will he request or direct other persons to do so, except to the extent required by:  (a) a court order; (b) a lawfully issued subpoena, provided that Employee, to the extent possible, provides INTERNAP with written notice of the existence of such subpoena at least five (5) calendar days prior to such disclosure and agrees not to contest any motion for protective order or motion to quash filed by INTERNAP; or (c) otherwise by applicable law.

9.            Employee represents that he has returned to INTERNAP any property of INTERNAP, including, but not limited to, computers, software, data, keys, identification cards, access cards, credit cards, telephone cards, parking permits, pagers, business cards, manuals, and/or business documents of INTERNAP.  At INTERNAP’s request, Employee will confirm in writing the deletion of any INTERNAP information, data and materials from any computer or storage devices owned or under the control of Employee.  Employee further agrees that, should he discover that he does possess or otherwise has custody or control of any property of INTERNAP, he will return, via hand-delivery or overnight delivery, such property to:  Rhonda Aghaie, Internap Network Services Corporation, 250 Williams Street, Suite E-100, Atlanta, GA 30303, within ten (10) days of the discovery of the existence of such property of INTERNAP.

10.           Any other benefits not mentioned in this Agreement that Employee may be entitled to, including, but not limited to, his rights to health insurance continuation under Georgia law, shall be provided to Employee in accordance with the underlying plan or document governing such benefits and/or applicable law.

11.           (a)           Employee acknowledges and agrees that, before signing this Agreement, he was advised and is hereby advised in writing by INTERNAP to review it and consult with an attorney of his choosing and that, to the extent Employee desired he has availed himself of these opportunities.

(b)          Employee represents and agrees that he has carefully read and fully understands all of the provisions of this Agreement.  Employee understands the final and binding nature of the release and waiver of his rights specified herein, and he knowingly and voluntarily enters into this Agreement with the intent to be bound by it, and without any coercion or duress from any person or source whatsoever.

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12.           Except as expressly set forth in this paragraph, this Agreement represents and contains the entire agreement and understanding between the parties with respect to the terms and conditions of this Agreement, and supersedes any and all prior and contemporaneous written and oral agreements, understandings, representations, inducements, promises, warranties, and conditions between the parties with respect to the terms and conditions of this Agreement.  Specifically, except (a) as may be otherwise provided in the Internap Employment Security Plan (“ESP”), in the event that a Change of Control (as defined in the ESP) is determined to have transpired within six months of the Termination Date; (b) the Indemnity Agreement entered into between you and Internap; and (c) the Covenants Agreement, attached hereto as Schedule A; no other agreement, understanding, representation, inducement, promise, warranty, or condition of any kind with respect to the terms and conditions of this Agreement shall be relied upon by the parties unless expressly incorporated herein.

13.           This Agreement may not be amended or modified except by an agreement in writing signed by all of the parties hereto.

14.           Any failure of any party on one or more occasions to enforce or require the strict keeping and performance of any of the terms and conditions of this Agreement shall not constitute a waiver of such terms and conditions of this Agreement, shall not constitute a waiver of such term or condition at any future time, and shall not prevent any party from insisting on the strict keeping and performance of such terms and conditions at a later time.

15.           The provisions of this Agreement shall be deemed severable, and any invalidity or unenforceability of any one or more of its provisions shall not affect the validity or enforceability of the other provisions hereof.

16.           Each party to this Agreement agrees and acknowledges that no presumption, inference, or conclusion of any kind shall be made or drawn against the drafter or draft(s) of this Agreement.  Each party to this Agreement also agrees and acknowledges that he/it has contributed to the final version of this Agreement through comments and negotiations.

17.           This Agreement shall be binding upon and shall inure to the benefit of the parties and each of their respective heirs, personal and legal representatives, purchasers, executors, administrators, successors and assigns.  Employee may not assign any rights or obligations hereunder without INTERNAP’s prior written consent.

18.           It is understood and agreed that the parties to this Agreement do hereby declare, represent, acknowledge and warrant that:

(a)           IN EXECUTING THIS AGREEMENT, THE PARTIES HERETO RELY UPON THEIR OWN JUDGMENT, BELIEF, AND KNOWLEDGE AS TO THE NATURE, EXTENT, AND EFFECT OF THE POTENTIAL LIABILITY OF THE PARTIES AND OF THE LIABILITIES, WHETHER POTENTIAL OR OTHERWISE, WHICH ARE BEING RELEASED BY THIS AGREEMENT AND THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT THEY ARE ENTERING INTO THIS AGREEMENT AND SIGNING THE SAME VOLUNTARILY AND KNOWINGLY AND WITHOUT ANY DURESS, COERCION, INTIMIDATION, OR FORCE; and

(b)           The terms of this Agreement are contractual and not mere recitals; and

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(c)           This Agreement is deemed to have been entered into in the State of Georgia and shall be construed and interpreted at all times and in all respects in accordance with the laws of the State of Georgia without regard to the principles of conflicts of laws, and jurisdiction and venue for any action relating in any manner to this Agreement shall be in a court of competent jurisdiction in the State of Georgia.

19.           This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall be deemed as being the same instrument.

20.           The persons executing this Agreement do hereby declare, represent, acknowledge, warrant, and agree that such person is duly and fully authorized to execute this Agreement so as to legally bind Employee and INTERNAP.

21.           Employees understands that, if he signs this Agreement, he may change his mind and revoke his acceptance within seven days after signing it by giving notice in writing to INTERNAP at the following address:

Internap Network Services Corporation
Attention: Vice President, Human Resources (with copy to: Chief Executive Officer)
250 Williams Street, Suite E-100
Atlanta, Georgia 30303

22.           Employee understands that this Agreement will not be effective or enforceable until the seven-day revocation period has expired, but will become effective and enforceable as soon as the revocation period ends.

IN WITNESS WHEREOF, the parties have executed this General Release and Separation Agreement as of the date indicated below:

/s/ Patrice Genco Nichas	/s/ Tim Sullivan
WITNESS	Tim Sullivan

	Date:	8/19/09

INTERNAP NETWORK SERVICES CORPORATION

/s/ Rhonda Aghaie	/s/ Carl B. Meyer
WITNESS	By: Carl B. Meyer
	Title:	VP HR
	Date:	8/25/09

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EXHIBIT 1

ELECTION TO EXECUTE PRIOR TO EXPIRATION OF
FORTY-FIVE DAY CONSIDERATION PERIOD

I, Tim Sullivan, understand that I have at least forty-five (45) days within which to consider and execute the attached General Release, Separation and Settlement Agreement.  However, after having been advised of my right to consult with an attorney and having exercised that right to the extent desired, I have freely and voluntarily elected to execute the General Release and Separation Agreement before the forty-five (45) day period has expired.

/s/ Tim Sullivan
Tim Sullivan

8/19/09
Date

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EXHIBIT 2

AFFIDAVIT OF TIM SULLIVAN

I, Tim Sullivan, having been duly sworn by the undersigned notary public, do hereby depose and state that:

1.             I am of the age of majority, I suffer no legal disabilities and am giving this Affidavit based upon my own personal knowledge and I am competent to testify to the same.

2.             I was continuously employed by Internap Network Services Corporation ("Internap") from November 1, 2006 until the termination of my employment from Internap.  I was its Chief Technology Officer at the time of my termination from Internap.

3.             I am aware that on November 12, 2008, a putative securities fraud class action lawsuit was filed against Internap and its Chief Executive Officer, James P. DeBlasio, in the United States District Court for the Northern District of Georgia, captioned Catherine Anastasio and Stephen Anastasio v. Internap Network Services Corp. and James P. DeBlasio, Civil Action No. 1:08-CV-3462-JOF (“Anastasio Litigation”). I am further aware that the complaint alleges that Internap and the individual defendant violated Section 10(b) of the Exchange Act, and that the individual defendant also violated Section 20(a) of the Exchange Act as a “control person” of Internap. Plaintiffs purport to bring these claims on behalf of a class of Internap investors who purchased its stock between March 28, 2007 and March 18, 2008.  Plaintiffs allege generally that, during the putative class period, Internap made misleading statements and omitted material information regarding (1) integration of VitalStream, (2) customer issues and related credits due to services outages, and (3) Internap’s previously reported 2007 revenue that Internap subsequently reduced in 2008 as announced on March 18, 2008. Plaintiffs assert that Internap and the individual defendant made these misstatements and omissions in order to keep Internap’s stock price high. Plaintiffs seek unspecified damages and other relief.  I am not aware of any information or facts that substantiate plaintiff’s claims or assertions in the Anastasio Litigation.  Further, I certify that I have provided to Internap’s external counsel all data, information, and materials about or relating to the Anastasio litigation and the matters alleged therein.

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4.             I am not aware of any transaction, event, or practice concerning Internap that I considered to be improper, illegal, that constituted a violation of Federal or state rule or regulation, or that otherwise raised corporate governance issues to me.

5.             I swear under penalty of perjury that I am aware of no legal or equitable cause of action I may have against Internap that is not released in the Release and
Settlement Agreement dated August 19th, 2009.

6.             Further Affiant sayeth naught.

Dated: 8/19/09 , 2009

/s/ Tim Sullivan
Tim Sullivan

SUBSCRIBED AND SWORN to before me this 19th day
of August , 2009.

/s/ Patrice Genco Nichas
Notary Public
An attorney duly admitted to practice law in New Jersey

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SCHEDULE A

COVENANTS AGREEMENT

This COVENANTS AGREEMENT (the “Agreement”) is made this 19th day of August, 2009 (the “Effective Date”), between Internap Network Services Corporation (“Internap”) and Tim Sullivan (“You” or “Your”) (collectively, the “Parties”).1

For and in consideration of ten dollars, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, You agree to the following terms:

1.	Acknowledgments. You acknowledge and agree that:

(a)
Your position as an employee with Internap was a position of trust and responsibility with access to Confidential Information, Trade Secrets, and information concerning Employees, Customers, and Prospective Customers of Internap;

(b)
the Trade Secrets and Confidential Information, and the relationship between Internap and its Employees, Customers, and Prospective Customers, are valuable assets of Internap which may not be used for any purpose other than Internap’s Business;

	(c)	the names of Customers and Prospective Customers are considered Confidential Information of the Business which constitutes valuable, special, and unique property of Internap;

	(d)	Customer and Prospective Customer lists, and Customer and Prospective Customer information, which have been compiled by Internap represents a material investment of Internap’s time and money;

	(e)	Internap invested its time and money in the development of Your skills in the Business; and

(f)
the restrictions contained in this Agreement, including, but not limited to, the restrictive covenants set forth in Sections 2 – 6 below, are reasonable and necessary to protect the legitimate business interests of Internap, and they do not impair or infringe upon Your right to work or earn a living subsequent to Your employment with Internap.

2.	Trade Secrets and Confidential Information.

	(a)	You represent and warrant that:

(i) You are not subject to any legal or contractual duty or agreement that would prevent or prohibit You from performing Your duties for Internap or complying with this Agreement, and

1 Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the “Definitions” set forth in Exhibit A.  Exhibit A is incorporated by reference and is included in the definition of “Agreement.”

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	(ii)	You are not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information, owned by any other person or entity.

(b)	You shall not:

	(i)	use, disclose, or reverse engineer the Trade Secrets or the Confidential Information for any purpose except as authorized in writing by Internap;

(ii)
use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by You during any former employment or for any other party, unless authorized in writing by the former employer or third party; or

(iii)
(a) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), or (b) destroy, delete, or alter the Trade Secrets or Confidential Information without Internap’s prior written consent.

(c)	The obligations under this Agreement shall:

	(i)	with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and

	(ii)	with regard to the Confidential Information, remain in effect during the Restricted Period.

(d)
The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which Internap is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

3.             Non-Disclosure of Customer or Prospective Customer Information.  During the Restricted Period, You shall not, except as authorized by Internap, divulge or make accessible to any person or entity (i) the names of Customers or Prospective Customers, or (ii) any information contained in Customers’ or Prospective Customers’ accounts.

4.             Non-Solicitation of Customers.  During the Restricted Period, You shall not, directly or indirectly, solicit any Customer of Internap for the purpose of selling or providing any products or services competitive with the Business.  The restrictions set forth in this Section apply only to Customers with whom You had Contact during the term of Your employment.  Nothing in this Section shall be construed to prohibit You from soliciting any Customer of Internap for the purpose of selling or providing any products or services competitive with the Business: (i) which You never sold or provided while employed by Internap; (ii) to a Customer that explicitly severed its business relationship with Internap unless You, directly or indirectly, caused or encouraged the Customer to sever the relationship; or (iii) which products or services Internap no longer offers.

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5.             Non-Solicitation of Prospective Customers.  During the Restricted Period, You shall not, directly or indirectly, solicit any Prospective Customer of Internap for the purpose of selling or providing any products or services competitive with the Business.  The restrictions set forth in this Section apply only to Prospective Customers with whom You had Contact during the last year of Your employment with Internap (or during Your employment if employed less than a year).  Nothing in this Section shall be construed to prohibit You from soliciting any Prospective Customer of Internap for the purpose of selling or providing any products or services competitive with the Business which Internap no longer offers.

6.            Non-Recruitment of Employees.  During the Restricted Period, You shall not, directly or indirectly, solicit, recruit, or induce any Employee to (i) terminate his employment relationship with Internap, or (ii) work for any other person or entity engaged in the Business.  The restrictions set forth in this Section shall apply only to Employees (a) with whom You had Material Interaction, or (b) You, directly or indirectly, supervised.

7.            Post-Employment Disclosure. During the Restricted Period, You shall provide a copy of this Agreement to persons and/or entities for which You work or consult as an owner, partner, joint venturer, employee or independent contractor.  If, during the Restricted Period, You work or consult for another person or entity as an owner, partner, joint venturer, employee or independent contractor, You shall provide Internap with such person or entity’s name, the nature of such person or entity’s business, Your job title, and a general description of the services You will provide.

8.            Injunctive Relief. If You breach any portion of this Agreement, You agree that:

(a)	Internap would suffer irreparable harm;

(b)	it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by Internap; and

(c)
if Internap seeks injunctive relief to enforce this Agreement, You shall waive and shall not (i) assert any defense that Internap has an adequate remedy at law with respect to the breach, (ii) require that Internap submit proof of the economic value of any Trade Secret or Confidential Information, or (iii) require Internap to post a bond or any other security.

Nothing contained in this Agreement shall limit Internap’s right to any other remedies at law or in equity.

9.            Independent Enforcement.  Each of the covenants set forth in Sections 2 – 7 of this Agreement shall be construed as an agreement independent of (i) each of the other covenants set forth in Sections 2 – 7, (ii) any other agreements, or (iii) any other provision in this Agreement, and the existence of any claim or cause of action by You against Internap, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either You or Internap may have against the other, shall not constitute a defense to the enforcement by Internap of any of the covenants set forth in Sections 2 – 7 of this Agreement.  Internap shall not be barred from enforcing any of the covenants set forth in Sections 2 – 7 of this Agreement by reason of any breach of (i) any other covenant set forth in Sections 2 – 7 of this Agreement, (ii) any other part of this Agreement, or (iii) any other agreement with You.

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10.           Waiver.  Internap’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision.  Internap’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.

11.           Severability.  The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.

12.           Governing Law.  The laws of the State of Georgia shall govern this Agreement.  If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law shall still govern.

13.           No Strict Construction.  If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation.

14.           Entire Agreement.  This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement.

15.           Successors and Assigns.  This Agreement shall be assignable to, and shall inure to the benefit of, Internap’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of Internap’s stock or assets, and shall be binding upon You.  You shall not have the right to assign Your rights or obligations under this Agreement. The covenants contained in this Agreement shall survive cessation of Your employment with Internap, regardless of who causes the cessation or the reason for the cessation.

16.           Consent to Jurisdiction and Venue.  You agree that any and all claims arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Georgia. You consent to the personal jurisdiction of the state and/or federal courts located in Georgia. You waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

17.           Execution.  This Agreement may be executed in one or more counterparts, including, but not limited to, facsimiles. Each counterpart shall for all purposes be deemed to be an original, and each counterpart shall constitute this Agreement.

18.           Affirmation.  You acknowledge that You have carefully read this Agreement, You know and understand its terms and conditions, and You have had the opportunity to ask Internap any questions You may have had prior to signing this Agreement.

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IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

Internap Network Services Corporation		Employee Signature

By:	/s/ Carl B. Meyer	/s/ Tim Sullivan
Name:	Carl B. Meyer	Tim Sullivan
Title:	VP HR
Address: Internap Network Services Corporation		Employee’s Address:
250 Williams Street, Suite E-100		170 Red Hill Rd.
Atlanta, Georgia 30303		Middletown, NJ 07748

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EXHIBIT A

DEFINITIONS

A.
“Business” shall mean the business of Internap Network Services Corporation, consisting of content delivery network services, IP services, colocation services, cloud computing services and advertising services.

B.
“Confidential Information” means (a) information of Internap, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of Internap, (ii) possesses an element of value to Internap, (iii) is not generally known to Internap’s competitors, and (iv) would damage Internap if disclosed, and (b) information of any third party provided to Internap which Internap is obligated to treat as confidential, including, but not limited to, information provided to Internap by its licensors, suppliers, or customers.  Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of Internap or any third party, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients, licensors, suppliers, customers, or any third party, including, but not limited to, customer lists compiled by Internap, and customer information compiled by Internap, and (vi) information concerning Internap’s or a third party’s financial structure and methods and procedures of operation.  Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

C.	“Contact” means any interaction with a Customer or Prospective Customer, which takes place in an effort to establish, maintain, and/or further a business relationship on behalf of Internap.

D.	“Customer” means any person or entity to which Internap has sold its products or services.

E.	“Employee” means any person who (i) is employed by Internap at the time Your employment with Internap ends, or (ii) was employed by Internap during the last year of Your employment with Internap.

F.
“Licensed Materials” means any materials that You utilize for the benefit of Internap, or deliver to Internap or Internap’s customers, who (i) do not constitute Work Product, (ii) are created by You or of which You are otherwise in lawful possession, and (iii) You may lawfully utilize for the benefit of, or distribute to, Internap or Internap’s customers.

G.	"Material Interaction" means any interaction with an Employee, which relates or related, directly or indirectly, to the performance of Your duties or the Employee's duties for Internap.

Separation Agreement - TS

H.	“Prospective Customer” means any person or entity to which Internap has solicited to sell its products or services.

I.	“Restricted Period” means the one-year period following the termination of Your employment with Internap.

J.
“Trade Secrets” means information of Internap, and its licensors, suppliers, clients, and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors, or suppliers, or a list of potential customers, clients, licensors, or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

Separation Agreement - TS